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                                                                     EXHIBIT 5.1


                                  ATTORNEYS AT LAW          Boulder, CO
                                                            303-546-4000

                                                            Denver, CO
                                  One Maritime Plaza        303-606-4800
                                  20th Floor
                                  San Francisco, CA         Kirkland, WA
                                  94111-3580                425-893-7700
                                  Main     415 693-2000
                                  Fax      415 951-3699     Menlo Park, CA
                                                            650-843-5100

 August 25, 2000                                            Palo Alto, CA
                                  www.cooley.com            650-843-5000

Endwave Corporation
321 Soquel Way                                              Reston, VA
Sunnyvale, CA  94086                                        703-262-8000
                                  JODIE M. BOURDET
                                  415 693-2054              San Diego, CA
                                  jbourdet@cooley.com       858-550-6000
Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Endwave Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering an underwritten public offering of up to six million (6,000,000) shares of the Common Stock of the Company (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below;
(ii) assumed that the Amended and Restated Certificate of Incorporation, as set forth in Exhibit 3.3 of the Registration Statement, shall have been duly approved and filed with the office of the Delaware Secretary of State; and (iii) that the shares of Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ JODIE M. BOURDET
     ---------------------------------------
         Jodie M. Bourdet